Exhibit 99.1
Contacts:

Brad Cole Genomic Health, Inc. 650-569-2281 investors@genomichealth.com	www.genomichealth.com
Media:
Emily Faucette
Genomic Health
650-569-2824
media@genomichealth.com
Genomic Health Announces First Quarter 2007 Financial Results and
Business Progress

- Record Revenue Underscores Continued Growth in Adoption and Reimbursement -
- CIGNA HealthCare Signs National Contract Covering 9 Million Lives -
- Company Affirms Annual Revenue Guidance -
- Conference Call Today at 4:30 p.m. ET -
REDWOOD CITY, Calif., May 1, 2007 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the first quarter ended March 31, 2007.
Total revenue increased to $14.1 million in the first quarter of 2007 compared to $5.1 million in the first quarter of 2006. Product revenue from Oncotype DX™ was $13.1 million in the first quarter of 2007 compared to $4.2 million in the first quarter of 2006. Contract revenue was the balance of total revenue for the first quarters of 2007 and 2006.
“Our record revenue in the first quarter resulted from increased adoption and reimbursement of Oncotype DX by physicians, patients and payors. We believe that the growing acceptance of Oncotype DX and the success of our clinical development programs further validate the emerging field of personalized medicine,” said Randy Scott, Ph.D., Chairman and Chief Executive Officer of Genomic Health. “As a result, we continue to significantly invest in our commercial organization and product pipeline. We are advancing a number of development programs to expand the clinical utility of Oncotype DX in breast cancer, and to develop tests to inform treatment decisions for other types of cancer, such as colon cancer.”
Additional First Quarter 2007 Financial Results
Cost of product revenue was $3.8 million in the first quarter of 2007 compared to $2.1 million for the first quarter of 2006. The cost per test delivered again decreased in the quarter compared to the comparable period in 2006.
Research and development expenses for the first quarter of 2007 were $5.2 million compared to $2.7 million for the same period in 2006. Selling and marketing and general and administrative expenses for the first quarter of 2007 were $12.2 million compared to $7.7 million for the same period in 2006.
Net loss was $6.9 million in the first quarter of 2007 compared to $6.8 million in the first quarter of 2006. Basic and diluted net loss per share applicable to common stockholders was $0.28 in both the first quarter of 2007 and the first quarter of 2006.
During the first quarter of 2007, approximately 35 percent of product revenue was recorded on an accrual basis and recognized at the time the test results were delivered, reflecting established payment patterns from payors with coverage policies in place. The balance of product revenue was recognized upon cash collection.
Cash and Cash Equivalents
Cash and cash equivalents and investments at March 31, 2007 were $35.1 million compared to $44.2 million at December 31, 2006.
Financial Guidance
The company expects second quarter product revenue to be similar to the first quarter, and the net loss to be greater. Therefore, the company affirms its year-end guidance provided in February of total revenue for the full year of $57 to $63 million and a net loss of $27 million to $30 million.
Recent Highlights and Accomplishments
Peer-Reviewed Publications and Medical Meeting Presentations
•	Two abstracts are scheduled to be presented at the 2007 Annual Meeting of the American Society for Clinical Oncology in June, including a study of Oncotype DX in node-positive breast cancer done in collaboration with the Eastern Cooperative Oncology Group and sanofi-aventis, and a multi-center prospective study of the impact of Recurrence Score™ results on clinical decision-making.

•	A health economic analysis originally presented at the 2006 ASCO meeting, conducted by investigators from the University of Rochester, Albany College of Pharmacy, and Stanford University, was published in the journal Cancer in March 2007. The study demonstrated that treatment decisions based on therapy guided by Oncotype DX Recurrence Score results are associated with greater efficacy, with acceptable cost-effectiveness ratios compared to treatment of all patients with tamoxifen alone, and are associated with similar efficacy and substantially lower toxicity and cost compared to treatment of all patients with chemotherapy and tamoxifen.

•	In April 2007, a Genomic Health™ study describing the analytical and operational performance specifications of the Oncotype DX assay was published online in the journal Clinical Chemistry. The study demonstrated that the standardized quantitative Oncotype DX assay methodology provided reliable and precise Recurrence Score results.
Physician Usage and Adoption
•	More than 5,450 test results were delivered in the first quarter of 2007 compared to more than 2,900 test results delivered in the first quarter of 2006.

•	Over 5,500 physicians have ordered a cumulative total of more than 27,000 tests for their patients since Oncotype DX became commercially available.

•	We successfully expanded our field sales team in the first quarter to 50 representatives, and we are currently in the process of expanding further, with a goal of 60 representatives by the end of the second quarter.
Reimbursement Progress
•	CIGNA HealthCare signed a national payor contract, effective May 1, 2007 across all of its plans, covering approximately 9 million lives.

•	Highmark Blue Cross Blue Shield, which had previously posted a positive reimbursement policy, signed a formal agreement establishing coverage of Oncotype DX.

•	Humana signed a payor contract covering approximately 4 million lives in multiple states in the Midwest and Southeast.

•	Horizon Blue Cross Blue Shield of New Jersey, that state’s largest health plan, posted a positive reimbursement policy covering approximately 3 million lives. In addition, Blue Shield of California posted a positive coverage decision also covering approximately 3 million lives.

•	Approximately 125 million lives are now covered by contracts and policy decisions for Oncotype DX.
Pipeline
•	We signed an agreement with the Southwest Oncology Group to conduct a large study this year of Oncotype DX in node-positive breast cancer. This study is expected to determine the ability of Oncotype DX to predict the benefit of a standard chemotherapy regimen.

•	We have signed an agreement to conduct studies of Oncotype DX on postmenopausal women with breast cancer who were treated with an aromatase inhibitor. Aromatase inhibitors and tamoxifen are both used as standard treatment for early breast cancer patients with hormone receptor-positive disease.

•	Our clinical program to develop a colon cancer test continues to advance toward the market, following a similar clinical development process to that of our Oncotype DX breast cancer assay. Two additional studies are in progress to identify the final gene set and algorithm, which we will seek to validate in a subsequent independent study.
Regulatory
•	Genomic Health continues its ongoing dialogue with FDA regarding the Oncotype DX breast cancer assay. In March 2007, the company submitted comments on FDA’s draft guidance on “In Vitro Diagnostic Multivariate Index Assays,” as did a number of other stakeholders.
Conference Call Details
To access the live conference call today, May 1 at 4:30 p.m. Eastern Time via phone, please dial (877) 356-8064 from the United States and Canada or (706) 758-4314 internationally. The conference ID is 6798779. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through

May 8 and may be accessed by dialing (800) 642-1687 from the United States and Canada or (706) 645-9291 internationally. The replay passcode is 6798779.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the Company’s website at http://investor.genomichealth.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
About Genomic Health
Genomic Health, Inc. is a life science company focused on the development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched its first test, Oncotype DX™, which has been shown to predict the likelihood of breast cancer recurrence and the likelihood of chemotherapy benefit in a large portion of early-stage breast cancer patients. The company was founded in 2000 and is located in Redwood City, California. For more information, please visit www.genomichealth.com .
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the continued growth in adoption of and reimbursement for our test; our plans to invest in our commercial organization and product pipeline; our plans to pursue and advance the development of our colon cancer and node-positive breast cancer assays; the timing of a large study or commercialization of our colon cancer or node-positive breast cancer assays; the outcome or success of clinical trials and our expectations regarding potential clinical outcomes; our belief that growing acceptance of our test and the success of our clinical development programs further validate the value of personalized results to patients and physicians; the applicability of clinical study results to actual outcomes; our intention to conduct additional studies on single genes and to provide single gene reporting for certain genes as part of the current Oncotype DX report; our intention to expand our field sales personnel and the size and timing of any such expansion; our expectations regarding our ASCO presentations; our expectations regarding second quarter product revenue and net loss; and our 2007 financial guidance, including expectations regarding the number of test results delivered, revenue, net loss and gross margin. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our tests; the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing tests and any future tests we may develop; the risks and uncertainties associated with the regulation of our test by FDA; our ability to compete against third parties; our ability to develop and commercialize new tests; unanticipated costs or delays in research and development efforts; our ability to obtain capital when needed; our history of operating losses; the results of clinical studies and the other risks set forth in our filings with the Securities and Exchange Commission, including the risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2006. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward- looking statements
NOTE: Genomic Health, the Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.
(Financial statements below)

Genomic Health, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the Three Months
	Ended March 31,
	2007	2006
	(Unaudited)
REVENUES:
Product revenues	$13,146	$4,189
Contract revenues	942	871

Total revenues	14,088	5,060

OPERATING EXPENSES:
Cost of product revenues	3,847	2,059
Research and development	5,170	2,711
Selling and marketing	8,153	5,095
General and administrative	4,089	2,622

Total operating expenses	21,259	12,487

Operating loss	(7,171)	(7,427)

Other income (expense):
Interest income	516	691
Interest expense	(195)	(95)

Net loss	($6,850)	($6,830)

Basic and diluted net loss per share	($0.28)	($0.28)

Shares used to compute basic and diluted net loss per share	24,561,164	24,480,267

Genomic Health, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	As of	As of
	31-Mar-07	31-Dec-06
	(Unaudited)	(Audited)
Cash and cash equivalents	$10,548	$14,926
Short term investments	24,547	29,289
Accounts receivable	2,479	1,862
Prepaid expenses and other current assets	3,699	1,609

Total current assets	41,273	47,686

Property and equipment, net	10,284	9,421
Restricted cash	500	500
Other assets	542	417

Total assets	$52,599	$58,024

Accounts payable	$1,087	$2,523
Other liabilities	7,494	5,552
Deferred revenue	1,016	847
Capital leases, short-term	2,617	2,547
Capital leases, long-term	4,045	4,726
Stockholder’s equity	36,340	41,829

Total liabilities and stockholders’ equity	$52,599	$58,024

The condensed consolidated balance sheet at December 31, 2006 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2006.